Exhibit 99.1

Digi International Inc. Announces CEO Retirement Plans

Search for Successor Underway

(Minneapolis, MN, April 23, 2014)—Digi International® Inc. (NASDAQ: DGII, www.digi.com) announced that Joseph T. Dunsmore, President, Chief Executive Officer and Chairman of the Board, has informed the Board of Directors that he will retire from his positions effective December 31, 2014 or upon the earlier appointment of his successor. The Board has engaged a global executive search firm, Spencer Stuart, to assist in finding a new President and Chief Executive Officer.

Dunsmore, 55, joined Digi in October 1999 as President and Chief Executive Officer and a member of the Board of Directors and was elected Chairman of the Board in May 2000.

Ahmed Nawaz, the independent Lead Director of the Board, said Dunsmore was responsible for changing the direction of the Company during his tenure. “Joe has led Digi through a period of unprecedented change in the market for our products, and initiated our transformation to a company focused on providing high-quality machine-to-machine networking solutions. Joe is a tremendous leader, he is committed to Digi, its customers, employees and other constituents, and he is a model of professional and business integrity,” said Nawaz. “The Board remains committed to our current strategy for growing Digi, and our next CEO will build on the good work that Joe has done. I am delighted that Joe has agreed to remain CEO through the end of the year to facilitate a smooth transition.”

“I want to thank the Board for its support and encouragement as we transformed Digi over the last fifteen years,” Dunsmore said. “It’s been a fulfilling experience and I’m very proud of what we have accomplished. The company is very well positioned for the next phase of growth in the wireless M2M marketplace. I am looking forward to the next chapter of my life and an opportunity to pursue other avenues for my personal and professional growth. I have committed to stay at Digi for the remainder of 2014, during which time I will continue to focus on our strategy and effect a smooth leadership transition.”

Mr. Dunsmore and the company executed an agreement covering the transition of Mr. Dunsmore’s duties through the end of the year.

About Digi International

Digi International is the M2M expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.

Investor Contact:

Steve Snyder

Digi International

952-912-3637

Email: steve.snyder@digi.com

For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).